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                  APPLIED INDUSTRIAL TECHNOLOGIES RAISES SALES,
              EARNINGS GUIDANCE FOR THIRD QUARTER AND FISCAL 2004

CLEVELAND, OHIO, March 11, 2004 - Applied Industrial Technologies (NYSE: AIT) today raised its guidance for fiscal 2004 third quarter and full-year sales and earnings in response to increased customer demand in an improving industrial economy across North America.

Earnings for the company's third quarter, ending March 31, 2004, are now expected to be $0.36 to $0.41 per share on sales of between $380 million to $385 million. Previous guidance, announced on Jan. 13, 2004 projected earnings of $0.26 to $0.31 per share on sales of $370 million to $380 million.

Accordingly, guidance for the fiscal year ending June 30, 2004, is adjusted to include earnings of $1.24 to $1.34 per share on sales of $1.47 billion to $1.49 billion. This compares with previous guidance of earnings of $1.10 to $1.20 on sales of $1.4 billion to $1.5 billion.

Further discussion on the third quarter results and fourth quarter guidance will be provided when Applied reports third quarter earnings on April 14, 2004.

With more than 430 facilities and 4,300 employee associates across North America, Applied Industrial Technologies offers more than 2 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2003, the Company posted sales of $1.46 billion. Applied can be visited on the Internet at www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as "expect," "guidance," "see" and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current

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expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, otherwise.

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For investor relations information contact Mark O. Eisele, Vice President -
Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President - Communications, at 330-603-4565.